DEFERRED STOCK AWARD (FISCAL 2006)

                                                                 August 12, 2005
<<First_plus_Middle>> <<Last>>

Dear <<First>>:

           I am pleased to inform you that The Reader's Digest Association, Inc. (the "Company") hereby grants to you, as of the date of this letter, a Deferred Stock Award relating to <<Restricted_Shares>> shares of its Common Stock, $.01 par value, subject to the provisions of The Reader's Digest Association, Inc. 2002 Key Employee Long Term Incentive Plan, and the attached statement of Terms and Conditions.

         In consideration of the grant of the Deferred Stock Award to you, you hereby agree that the Award is governed by, and subject to, the Terms and Conditions attached (including, without limitation, the conditions regarding "Cancellation and Recovery") and is also subject to the provisions of the Company's 2002 Key Employee Long Term Incentive Plan, as amended. You recognize and acknowledge that the Cancellation and Recovery provisions of the attached Terms and Conditions are an integral condition of this Award grant and that, except for your agreement to such provisions, this Award would not be granted to you. You also agree that such Cancellation and Recovery provisions and any Exhibit A to the attached Terms and Conditions shall apply to and supersede any analogous provisions in the Terms and Conditions of each prior equity-based award of any type made to you from and including 1998 under the Company's 1989, 1994 and 2002 Key Employee Long Term Incentive Plans as if such provisions and such Exhibit A were incorporated in and attached to the Terms and Conditions of those prior awards.

            Kindly signify your acceptance of this Deferred Stock grant by signing and dating this letter below and returning it to the address indicated below within 30 days from the date hereof.

           This award is intended to be a one-time grant. It is not the Company's intention to make this type of award on any regular or periodic basis or cycle.

           If you have any questions, please contact Lisa Cribari.

                                           Very truly yours,
                                           THE READER'S DIGEST ASSOCIATION, INC.




                                         By:____________________________________
                                                      Thomas O. Ryder
                                            Chairman and Chief Executive Officer

Accepted:

---------------------------------                    ---------------------------
 Signature                                                      Date

     Return signed and dated copy to: Lisa Cribari, Vice President, Global Compensation and Benefits.

                                       -5-
                      The Reader's Digest Association, Inc.
                              TERMS AND CONDITIONS
                       DEFERRED STOCK AWARD (Fiscal 2006)

The Deferred Stock Award specified in the Grant Letter to which these Terms and Conditions are attached is subject to the provisions of The Reader's Digest Association, Inc. 2002 Key Employee Long Term Incentive Plan (the "Plan") and the Terms and Conditions detailed below.

1. Deferred Stock Award Subject to Conditions and Restrictions. This award represents an unfunded promise by The Reader's Digest Association, Inc. ("Reader's Digest") to deliver to you a number of shares of Reader's Digest Common Stock, $0.01 par value, specified in a Grant Letter, at one or more future dates (a "Deferred Stock Award"). The shares deliverable pursuant to the Deferred Stock Award are referred to as "Deferred Stock." The granting of the Deferred Stock Award does not involve an actual transfer of property on the date of grant or at any time prior to the lapse of the Restrictions (referred to below).

2. Restrictions. The Deferred Stock Award is granted to you subject to the following restrictions (the "Restrictions").

     (a) Transfer. You may not anticipate, alienate, attach, sell, assign, pledge, encumber, charge or otherwise transfer the Deferred Stock Award without the written consent of Reader's Digest as authorized by its Board of Directors or the Committee (as defined in the Plan) under the Plan.

     (b)  Forfeiture.  Upon your  Termination  of Employment  (as defined in the
          Plan) with Reader's Digest or any of its Designated Subsidiaries, then, except as provided in Paragraphs 5(a) and 5(b) hereof, any portion of the Deferred Stock Award that is still subject to the Restrictions shall be canceled by Reader's Digest and shall be deemed to have been forfeited by you.

3. Conditions for Lapse of Restrictions (Vesting) and Delivery of Deferred Stock. Subject to prior lapse of the Restrictions pursuant to Paragraph 4 or 5 hereof, the Restrictions shall lapse with respect to (a) one-half of the Deferred Stock Award after two years from the date of grant, and (b) one-half of the Deferred Stock Award after three years from the date of grant. Notwithstanding the foregoing, the Committee may, in its sole discretion at any time after the grant of the Deferred Stock Award, accelerate the lapse of the Restrictions as to all or any part of the Deferred Stock Award.

4. Change in Control. The Restrictions applicable to the Deferred Stock Award shall lapse upon a Change in Control (as defined in the Plan) in accordance with the terms of the Plan.

5.   Termination of Employment.

     (a) Total Disability. If your employment by Reader's Digest or a Designated Subsidiary terminates by reason of a total disability as defined in Reader's Digest's Healthcare Program (or an equivalent plan, as determined in the sole discretion of Reader's Digest), the Restrictions shall lapse upon such Termination of Employment.

     (b)  Death.   If  your  employment  by  Reader's  Digest  or  a  Designated
          Subsidiary terminates by reason of your death, the Restrictions shall lapse upon your death.

     (c) Other Termination. If your employment by Reader's Digest or a Designated Subsidiary terminates for any reason other than total disability or death as provided in (a) and (b) above, respectively, the Deferred Stock Award shall be forfeited pursuant to Paragraph 2(b) above.

6. Adjustments. If there is any change in the capital stock of Reader's Digest, the term "Deferred Stock" shall include any securities and other property that you would have received or become entitled to receive upon lapse of the Restrictions, and the Committee may make any other adjustments as it may determine to be appropriate in accordance with the Plan, such determination to be final and binding.

7. Tax Withholding. You are responsible for satisfying any tax withholding obligation that is applicable to you, including any U.S., non-U.S. or social insurance tax withholding obligation. In order to satisfy any such obligation in connection with the lapse of the Restrictions and the vesting of the Deferred Stock, Reader's Digest is authorized to deduct from the number of shares of Deferred Stock deliverable to you a sufficient number of those shares, valued at their Fair Market Value on the date the pertinent Restrictions lapse. If Reader's Digest is unable to satisfy all or any portion of any applicable tax withholding obligation by deducting shares of Deferred Stock, you must deliver sufficient funds in cash to Reader's Digest to satisfy the obligation either, in the discretion of Reader's Digest, by direct payment to Reader's Digest or by payroll or salary deduction.

8.   Cancellation and Recovery

     (a) Notwithstanding anything herein to the contrary, the Committee may terminate the Deferred Stock Award immediately if you engage in any Detrimental Activity.

     (b) As a condition of the lapse of Restrictions on the Deferred Stock Award, you shall certify at the time of such vesting, in a manner acceptable to Reader's Digest, that you are in compliance with the terms and conditions of the Plan and that you have not engaged in, and do not intend to engage in, any Detrimental Activity. In the event you engage in a Detrimental Activity prior to, or during the two (2)-year period (one (1)-year period in the case of subparagraphs 8(c)(v) and (vii)) after, your termination of employment with Reader's Digest and its Designated Subsidiaries, Reader's Digest shall be entitled to recover from you at any time within two (2) years after such termination of employment, and you shall pay over to Reader's Digest, the Fair Market Value (as defined in the Plan), on the date the Restrictions lapsed, of any shares of Deferred Stock on which the Restrictions lapsed during the period of two (2) years prior to your termination of employment, and Reader's Digest shall be entitled to set-off against the amount of any such payment any amount owed to you by Reader's Digest or its affiliates and the Restrictions shall be deemed not to have lapsed after you engage in any Detrimental Activity. Furthermore, if you do not pay over to Reader's Digest within twenty (20) days of demand any payment due under this subparagraph (b), such amount shall thereafter bear interest at the maximum rate permitted by law and you shall be liable for all of Reader's Digest's costs of collection, including but not limited to, reasonable legal fees.

     (c) Except in the event that a Change in Control has occurred and your employment with Reader's Digest and its Designated Subsidiaries has terminated involuntarily without Cause, "Detrimental Activity" means:

          (i) the disclosure to anyone outside Reader's Digest or its affiliates, or the use in other than Reader's Digest's or its affiliate's business, without written authorization from Reader's Digest, of any confidential information or proprietary information or trade secrets, relating to the business of Reader's Digest or its affiliates, acquired by you during employment with Reader's Digest or its affiliates;

          (ii) activity while employed that results, or if known could result, in termination of your employment that is classified by Reader's Digest as a termination for Cause;

          (iii) any attempt, directly or indirectly, to solicit, induce or hire (or the identification for solicitation, inducement or hire) any non-clerical employee of Reader's Digest or its affiliates to be employed by, or to perform services for, you or any person or entity with which you are associated (including, but not limited to, due to your employment by, consultancy for, equity interest in, or creditor relationship with such person or entity) or any person or entity from which you receive direct or indirect compensation or fees as a result of such solicitation, inducement or hire (or the identification for solicitation, inducement or hire) without, in all cases, written authorization from Reader's Digest;

          (iv) any  conduct   otherwise   violating   any   non-competition   or
               non-solicitation   agreement   with   Reader's   Digest   or  its
               affiliates;

          (v) for employees of Reader's Digest or its affiliates directly engaged in sales activities, soliciting, in direct competition with Reader's Digest or its affiliates, any account or customer previously solicited by you or your immediate subordinates within the last year of your employment, without written authorization from Reader's Digest;

          (vi) your Disparagement, or inducement of others to do so, of Reader's Digest or its affiliates or their past and present officers, directors, employees or products;

          (vii) without written authorization from Reader's Digest, the rendering of services for organizations and businesses set forth on Exhibit A (which list may be changed or expanded by the Committee at any time on 90 days written notice to you, which notice shall become effective 90 days after the giving of such notice, if you are then employed by Reader's Digest or any Designated Subsidiary); provided, however, that this subparagraph
               (vii) shall apply only if you are at the time of the vesting of the Deferred Stock or were at any time prior thereto a U.S. Grade 18 or higher level employee or if you have otherwise received an Exhibit A with these Terms and Conditions; or

          (viii) any other conduct or act reasonably determined by the Committee to be significantly injurious, detrimental or prejudicial to any interest of Reader's Digest or its affiliates.

         In the event that a Change in Control has occurred and your employment with Reader's Digest and its Designated Subsidiaries has terminated involuntarily without Cause, "Detrimental Activity" shall have the meaning stated in subparagraph 8(c)(i), only.

         For purposes of subparagraphs 8(c)(i), (iii), (iv), (v) and (vii) above, the Chief Executive Officer, the most senior Human Resources officer and the most senior legal officer of Reader's Digest shall each have authority to provide you with written authorization to engage in the activities contemplated thereby and no other person shall have authority to provide you with such authorization.

     (d) "Disparagement" includes, without limitation, comments or statements to the press, Reader's Digest's or its affiliates' employees or any individual or entity with whom Reader's Digest or its affiliates has a business relationship which would adversely affect in any manner: (i) the conduct of the business of Reader's Digest or its affiliates (including, without limitation, any products or business plans or prospects), or (ii) the business reputation of Reader's Digest or its affiliates, or any of their products, or their past or present officers, directors or employees.

     (e) For purposes of this Paragraph, "Cause" shall mean insubordination, dishonesty, moral turpitude, other significant misconduct of any kind, conviction of (or pleading guilty or nolo contendere to) a crime, or a significant violation of any rules, policies, procedures or guidelines of Reader's Digest or its affiliates, or refusal to perform normal duties and responsibilities (for any reason other than illness or incapacity) which, in any case, Reader's Digest reasonably classifies as a termination for Cause. The determination of whether "Cause" has occurred shall be solely in the discretion of the Chief Executive Officer, with the advice of the most senior Human Resources officer and the most senior legal officer of Reader's Digest.

9.   Miscellaneous

     (a) The Deferred Stock Award is subject to the detailed provisions of the Plan, a copy of which may be obtained from the Human Resources Department of Reader's Digest.

     (b) The Deferred Stock Award, does not give you any rights as a holder of Common Stock prior to the lapse of the Restrictions. You will not receive regular quarterly cash dividends or dividend equivalents with respect to the Deferred Stock Award.

     (c) The granting of the Deferred Stock Award does not confer upon you any right to continue in the employ of Reader's Digest or any of its subsidiaries or affiliates.

     (d) The Deferred Stock Award does not entitle you to any benefit other than the benefits specifically and expressly granted hereunder. Any benefits granted under the Deferred Stock Award are not part of your ordinary salary, and shall not be considered as part of such salary in the event of severance, redundancy or resignation.

     (e) This statement of Terms and Conditions is subject to and qualified by the provisions of the Plan.

     (f) The Committee may amend the these Terms and Conditions as necessary or appropriate to comply with applicable laws and regulations.

     (g) The Plan, and the Grant Letter and the Terms and Conditions relating to the Deferred Stock Award shall be governed by the laws of the State of New York, excluding any conflict of laws or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan, the Grant Letter and the Terms and Conditions to the substantive law of another jurisdiction. You are deemed to submit to the exclusive jurisdiction and venue of the federal or state courts of New York, County of Westchester, to resolve any and all issues that may arise out of or relate to the Plan, the Grant Letter and the Terms and Conditions.